Exhibit 99.2
VistaCare, # 11051231
VistaCare 1Q ‘06 Earnings Conference Call
February 8, 2006, 2:00 p.m. PT
Moderator: Douglas Sherk

Operator:	Good afternoon, ladies and gentlemen. Welcome to the VistaCare First Quarter 2006 Earnings Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, you may press the star key, followed by the zero on your pushbutton phone. As a reminder, this conference is being recorded today, Wednesday, the 8th of February, 2006. I would now like to turn the conference over to Mr. Doug Sherk. Please go ahead, sir.

Doug Sherk:	Thank you, operator, and good afternoon, ladies and gentlemen. Thank you for joining us this afternoon for VistaCare financial results for the first fiscal quarter of 2006. The results were issued approximately — about 20 minutes ago. If you haven’t gotten any — haven’t seen the release yet, please feel free to call our office at 415-896-6821, and — excuse me — -6820, and we’ll get you a copy of the release immediately.

Before we begin this call, please note that we’ve arranged for a tape replay of the call, which may be accessed by telephone. This replay will take effect approximately one hour after the call’s conclusion and will remain available until Wednesday, February 15, midnight Eastern Time. To dial a number to access the replay is 800-405-2236, or for international callers, 303-590-3000. The pass code required to access the call regardless of the number you dialed in from is 11051231 and the pound key. In addition, this call is being webcast live with a replay also available. To access the webcast go to VistaCare’s website at www.vistacare.com.

During the course of this conference call, the Company will make projection over the forward-looking statements regarding future events of the Company’s beliefs about its operational outlook for the remainder of fiscal 2006. We wish to caution you that such statements are just predictions that involve risks and uncertainties. Actual results may differ materially. Factors that may affect actual results are detailed in the Company’s filings with the SEC, including Form 10-K for the fiscal year ended September 30, 2005. In addition, the factors underlying the Company’s forecasts and dynamics are subject to change and therefore these forecasts speak only as of the date they are given. The Company does not undertake to update them; however, they may do so from time to time, and if they do so choose, they will disseminate to the public.

Now, I’d like to turn the call over to Rick Slager, Chairman and Chief Executive Officer of VistaCare.

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Rick Slager:	Thank you, Doug, and good afternoon, everyone, and thanks for joining us this afternoon. With me today are David Elliot, our President and Chief Operating Officer, and Jon Steging, our Chief Accounting Officer. This afternoon after market close, we reported results for the fiscal first quarter. Overall, our operations made progress during the quarter. Our investments over the past six quarters in education, training, personnel, new site development, and marketing initiatives are finally starting to show the positive trends that we had believed they would, and also in reducing our Medicare Cap exposure, as well as improving our profitability.

Our leapfrog sites opened during fiscal year 2004 and 2005 have generated improved operating results. Our inpatient unit effort is making progress, and just today we received approval to begin accepting patients at our Emory IPU in Atlanta, Georgia. I am particularly proud that the survey conducted at the Emory IPU resulted in zero deficiencies. We expect one more IPU to begin accepting patients later this quarter, and a second to begin accepting patients later this summer.

With the operational progress we’ve made during the quarter, we’re adjusting our execution of our sales and marketing efforts to improve an admissions picture that frankly was disappointing this past quarter. David will provide some detail on the changes in this area in a few minutes.

Our objectives have not changed. We need to continue to focus on quality, while bringing our new sites to profitability and decreasing our Medicare Cap exposure. This means at times we may have to close down or consolidate a program that fails to meet these objectives. For these reasons, we began the process of consolidating our four Utah programs into two on December 16, 2005, and February 1, 2006, respectively. Aside from the poor performance in Utah leading to the consolidation, the greatest negative impact on our first quarter financial performance was the decertification of our Indianapolis and Terre Haute programs on October 15, 2005. Quality has been the hallmark of this Company and we are actively working with the Indiana State Department of Health and CMS to return the much needed services to the market where we have historically been very, very successful.

It is important to note that profitability for the first quarter was positively impacted by an employee healthcare cost accrual reversal of $790,000 after tax. However, the benefit of this adjustment was offset by $345,000 after tax in new FASB 123R option expensing, and the decertification of the Indianapolis and Terre Haute programs. We stopped new admissions in both of these programs in September, while continuing to deliver care to our existing patients at our own cost since the decertification in mid-November.

By way of comparison, the total after-tax impact for the four sites most affected by the Indiana decertification, Indianapolis, Terre Haute, Bloomington and Seymour, was a combined loss of approximate $600,000. This compares to approximately $1.2 million in after-tax profits generated by these same programs during the same quarter last year.

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What we’d like to do this afternoon is to focus on what’s going on well, and how we are addressing the challenges we are currently facing. For several quarters now, we’ve been talking with you about the several approaches to correct Caps impact on our profitability. To achieve our goals with Cap, we sought to grow admissions in the markets impacted by Cap, as well as grow those admissions in a very focused manner in terms of the patient mixed needs for those individual programs experiencing Cap exposure. Additionally, we employed both our leapfrog strategy, as well as embarking on an IPU development strategy with our strategic partners.

During the fiscal first quarter, we recorded a Cap accrual of $1.2 million, slightly higher than we had expected, but still well below the apples-to-apples comparison of $2.1 million in the fourth quarter of last year.

We continue to expect our Cap accrual for the year to be about $4 to $5 million. We remain vigilant about this issue, although Cap is less of an issue than it was a year ago. A key reason behind our reduction in our year-over-year Cap exposure is the improvement in operating results at our alternative delivery sites, or leapfrogs. We opened 17 leapfrogs during fiscal years 2004 and 2005, primarily to reduce our Cap exposure. As evidenced by our steadily decreasing Cap amounts, this strategy has been successful with the understanding that the next essential step is to bring these leapfrogs to profitability. As we have stated in the past, we expect a 15- to 16-month period between the startup of the leapfrog and its contribution to profitability. We have reached that 15- to 16-month time frame with six of our leapfrog programs now, and it looks like the original forecast is holding true. Last year the 15 leapfrog sites outside of Indiana generated a pre-tax loss of approximately $1 million. In the first quarter, those 15 sites operated at about break-even status, and we’re anticipating profitability from those 15 leapfrogs as a group in the second quarter.

So, as you can see, our strategy to build long-term growth and profitability are generating solid results. I would like to turn the call over to David, who will provide you with further insights on our operations and strategies during the first quarter, as well as our challenges. David?

David Elliot:	Thanks, Rick, and good afternoon, everyone. Let me start by continuing Rick’s theme about where we are making progress within the VistaCare operations. As Rick mentioned, our core business admissions, with the exception of Indiana and Utah, have continued to grow year-over-year in a manner that is intended to reduce our Cap exposure. While we continue to focus on further admissions growth and cost efficiencies in our core sites, a primary focus is to grow our 17 leapfrogs into profitability.

Rick mentioned that 15 of our 17 leapfrogs have achieved a near break-even status during the first quarter with the expectation that we would continue this trend into the second quarter. The reason for excluding two of the 17 leapfrogs in this analysis is that the Bloomington, Indiana site, a fiscal year 2004 leapfrog program, and Seymour, Indiana, a fiscal year 2005 leapfrog, began to accept

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patients transferred from the decertified Indianapolis and Terre Haute programs, and became profitable as a result of these transfers.

Working with the Indiana State Department of Health and CMS, the recertification process in Indiana is proceeding at a steady pace. The Bloomington provider number has been transferred to Indianapolis. This will result in a program survey, which we expect will be completed by the end of March. During the same timeframe, we anticipate our submission for an ADS, or Alternative Delivery Site, for Bloomington will also be approved. We recently began to slowly admit new Bloomington-based patients with the expectation that we will begin to accept Indianapolis patients on a case-by-case basis in late February.

In Terre Haute, we are in the process of gaining independent licensure and certification of this program. We obtained a provisional license effective November 18, 2005, and in late January underwent a state and federal survey, which has begun the reasonable assurance period that we expect to be completed with the final survey by the end of March. Meanwhile, we cannot yet admit patients, and since November 15, have cared for patients at our cost. As of January 31, 2006, we were caring for 93 patients at our cost.

As a result of these costs and other costs associated with our recertification efforts, our current inability to admit new patients to our Terre Haute program, and only the recent start of admitting a small number of patients to our Indianapolis and Bloomington programs, our first quarter performance was negatively impacted by approximately $600,000 after tax. This is in comparison to the quarterly net income contribution of approximately $1.2 million after tax for the same four programs during fiscal year 2005.

Due to the inability to admit new patients in Terre Haute, and the self-imposed slower admission rate in Indianapolis and Bloomington, together with the un-reimbursed patient care costs, and the impact of these combined developments for a full quarter, we expect the full quarter impact of these issues to result in a larger combined loss at our Indiana programs during the second quarter.

An additional challenge in the first quarter and currently in the second quarter is the fact that our operating results throughout Indiana have been impacted by the need to devote leadership and program team resources to implement and convert to a new documentation system that is intended to better meet the preferences of the Indiana State Department of Health. As a result, our operating performance throughout our six sites in Indiana, which combined have been one of our most successful markets, will be impacted throughout the second quarter.

Developing In-Patient Units, or IPUs, are a key part of our strategy to position VistaCare for long-term growth, as well as to minimize our exposure to Medicare Cap. Through the IPUs, which are being developed with our strategic partners, we’re able to better serve our existing patients and provide care and services to new patients that typically experience a shorter length of stay in hospice. We opened an IPU through our Houston program in August of 2005, based on a

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hospital operated by Triumph. In September, we acquired an IPU in Albuquerque previously operated by our current partner, Ardent. As Rick mentioned earlier, just today we received approval to open the IPU at the Wesley Wood Center of Emory University in Atlanta.

Currently, we have two additional IPUs under development, with one in Evansville at Trilogy Health Systems Riverpoint Health Campus, scheduled to begin caring for their patients later this month. The fifth IPU being developed in Lubbock at the Carillon Senior Living Campus is scheduled to begin caring for its first patients this summer. It is expected that the five IPUs as a group will become profitable before the end of fiscal year 2006.

In our news release today, we mentioned the consolidation of four programs in Utah into two. During our last call with you, we discussed the December consolidation of our Lehi, Utah program into the Salt Lake City program. This month we consolidated the Logan program into the Ogden program. In both cases, we were able to execute the transition with no impact to patient care, while dramatically reducing both operating expenses, as well as Cap exposure.

In fiscal year 2005, the four Utah programs, including their respective Cap exposure, had a negative after-tax impact of approximately $1.2 million. While the current admissions and therefore ADC are relatively low for these programs, the first quarter negative after-tax earnings impact for the Utah programs is less than $100,000.

During the past quarter we made leadership changes at four major metropolitan area programs that were under-performing. These four programs negatively impacted our admissions and ADC growth during the first quarter, but are beginning to show signs of improvement during the second quarter with the expectation that it is back on track by the third quarter.

As a result of our Indiana challenges, the decreases in admissions in Utah, which led to the need to consolidate four programs into two, and the performance leading to our leadership changes in four of our major programs, our resulting admissions for the first quarter were 3,996, a 7% decrease from the prior quarter, and a 6% decrease year-over-year.

If one temporarily excludes the four Indiana programs impacted by decertification, and the four Utah programs, admissions decreased by 2% from the prior quarter and increased 3% year-over-year. Due to these admissions challenges, the productivity of our Directors of Professional Relations, or DPRs, decreased slightly. During the first quarter, we had an average of 132 DPRs, who produced 10.1 admissions each, compared to the 138 DPRs, who averaged 10.2 admissions in the prior quarter. Excluding the four Indiana programs, we had an average of 123 DPRs, who produced 10.2 admissions each, compared to 128 DPRs, who produced 9.9 admissions each during the prior quarter, for an improvement in productivity of approximately 3%.

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The tenure of our DPRs continues to increase as we add and replace DPRs on a case-by-case basis. During the second quarter, we began rolling out a new Professional Selling Skills Training Program, which should be completed in the second quarter. The purpose of this program is to further ensure our marketing team is able to present to our referral sources the benefits of referring their respective patients to VistaCare. January admissions of 1,500 indicates that our teams are focused and productive.

Additionally, we have asked our former VP of the West Region Operations to assume the role of VP of Sales and Marketing. He is now leading a team of four hospice experienced marketing professionals, who are expected to assist our executive directors in the recruitment, training and support of admissions coordinators, directors of business development, directors of professional relations, and hospital liaisons. The expected sales and marketing support to be provided by this team includes the implementation of the Professional Selling Skills Training Program, the establishment of sales standards, clear identification and communication of the benefits of VistaCare hospice care by referral type, and ongoing efforts to further differentiate VistaCare from other hospice care providers.

On the operations front, we have recently restructured our operations team into four regions and promoted three hospice experienced executives to regional vice president and general manager. As a result, we expect our four regional vice presidents to better focus on and support the area vice presidents, executive directors and programs in the respective regions.

During the quarter, we also restructured our field-based clinical and quality team to provide dedicated support and training for each of our programs. To ensure this continued focus on delivering best in class patient care, we have recruited an individual with over 10 years of hospice program quality and operations management experience to join VistaCare, is our Vice President of Patient Care Services. Her responsibilities will include working with the field operation team members and home office support functions to establish consistent program service standards, update and implement staffing models, improve our clinician training, and further develop our ability to collect and deliver clinical outcomes data.

As we discussed during our last call with you in early December, we have been able to recruit a world-class Chief Medical Officer to VistaCare. Dr. Todd Cote joined us on December 15, and he is responsible for the medical leadership of VistaCare’s hospice operation, including more than 100 program and area medical directors, and the daily care of all of our patients. Dr. Cote joins us after serving as the Chief Medical Officer of the Connecticut Hospice, and we are delighted to have him as part of our leadership team. On a final personnel note, we continue to search for a new CFO, and in doing so are also considering interim CFO candidates.

The Company’s Medicare Cap repayments of $6.1 million during the fiscal first quarter, and $6.2 million in revenue billed after quarter closed due to a CMS

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change that no longer allows a third billing cycle during a month, contributed to negative cash flow for the quarter of $12.3 million. Cash and short-term investments as of December 31, 2005, were $41.3 million, and we have no debt.

For the remainder of fiscal year 2006, we are working to ensure that the Cap mitigation and growth oriented investments made during fiscal year 2005, begin to contribute to Company profitability and increase admissions. Although we will continue to consider new leapfrogs based on both Cap mitigation and market potential, our primary focus is to grow admissions and census at our leapfrogs to ensure their profitability in fiscal year 2006. As I’ve indicated, we’ve made progress in this area in the first quarter, and have not incurred any expenses associated with starting development on any new leapfrog sites.

I would now like to turn the call back to Rick.

Rick Slager:	Thanks, David. Given the uncertainties of concerning the timing in Indiana, and the importance of those sites to this Company, we are reluctant to provide any further specifics for the remainder of fiscal 2006. We do expect to generate a net loss in the second quarter and expect to return to profitability in the third quarter, but our profitability outlook for the year will be determined by our ability to maintain the positive trends we discuss today, return the Indiana operations to revenue generating capability by the end of the fiscal second quarter, and successfully address other challenges we reviewed today, all while achieving our Cap accrual goal of approximately $4 to $5 million.

Regarding the use of our cash and the potential for a stock buy-back, our Board continues to evaluate the strategy, as well as others. With that, I’d like to turn it over now for some questions, at which point after the questions, I’d like to conclude with a few comments. Operator?

Operator:	Thank you, sir. Ladies and gentlemen, at this time, we will begin the question and answer session. If you do have a question, you may press the star key, followed by the one, on your pushbutton phone. Once making that selection, if you’d like to decline from the polling process, you may press the star, followed by the two to remove yourself. You will hear a three-toned prompt acknowledging your selection in either case. Questions will be polled in the order they are received and if you are using speaker equipment, please remember, you do need to lift the handset before pressing the numbers. Just a moment, please, for our first question. Our first question comes from Frank Morgan of Jeffries & Company. Please go ahead, sir.

Frank Morgan:	Good afternoon. I have a couple here. I was wondering if you could shed a little more detail on the major programs where you had your turnover of directors, and kind of what’s the prospect there? And this is indirectly related to your comments about the outlook for the balance of the year — do you expect to be cash flow positive for the full year if you can’t comment about specifics on the earnings for the year? And then the final, what do you think really is the earnings power with the Company? Forget about what happens in the next three or four quarters, you know — I’m assuming that eventually you fix Indiana, you get that turned around —

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what would you think over the longer haul the real earnings power for the Company is? Thanks.

David Elliot:	Frank, this is David. I’ll take the four major metro leadership changes. For reasons I’m sure you’ll understand, I am not willing to identify those programs for competitive reasons. I want to make sure that the new leadership there has an opportunity to get things back on track without additional pressure from a competitive perspective. But in all four programs we have leadership in place. It’s new leadership, and therefore I expect them to take this quarter to, I’ll call it address the immediate issues and get programs back on track by the third quarter.

Rick Slager:	Frank, as a follow-up, some of the — with regards to the other questions you threw out there, our outlook for the year is positive. Our outlook for the year is that we will see positive earnings for the year. The second quarter, given the fact that we’re taking the full impact of the Indianapolis and Terre Haute programs in this quarter, whereas, we only had, in essence, really half of the impact last quarter, just caused us to be cautious on the second quarter, and certainly we did have the one time reversal here this quarter. So the bottom line is that in ‘06, we do think we’re going to see some positive, some very positive trending. The earnings power, I think, is very much underscores kind of the direction we’re headed, which is, you know, we’ve said all along that really in the next 12 to 24 months we really do expect to get back to a more normalized margins. We talked about those being low double digit, low teens kinds of margins, and so from that perspective, we feel as though the Company has certainly market rate potential to get to the earnings that we had once experienced and certainly our core base businesses are experiencing.

Frank Morgan:	Okay, thank you.

Operator:	All right. Thank you, sir. Our next question is coming from Kevin Fischbeck of Lehman Brothers. Please go ahead, sir.

Kevin Fischbeck:	Okay, great. Can you provide a little more insight on the operations of the Utah facilities? It sounds like there may have been Cap issues, but was there anything going on there besides Cap that kind of led you to it? Was there poor performance or poor quality issues there?

David Elliot:	Kevin, this is David. I mean, I’ll say generally speaking it was driven by, I’ll call it Cap exposure to recognition that we had to bring these programs to what we call an equilibrium ADC, to be able to eliminate our Cap exposure. So, combining these programs and bringing them down to an ADC that mitigates Cap is exactly what we set out to do and have done by consolidating the four programs.

Kevin Fischbeck:	Are there going to be any kind of closure costs or one-time costs associated with the most recent consolidation?

David Elliot:	No. No one-time costs. There are some, I’ll call it lease costs that tail into this quarter, but other than that, no one-time costs.

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Kevin Fischbeck:	Okay. And what’s your outlook as far as any other sites? Are there other sites that are kind of on your radar screen for potential closure, and do your assumptions for reducing the Cap to $4 to $5 million assume any more closures or consolidations?

David Elliot:	I’ll take the last part first. No, the estimate of $4 to $5 million for Cap do not assume any further site closures. I have no, I’ll call it sites on my radar for closures, but I’m certainly willing with, I’ll call it the operations management, to make that call if we do not believe a site can achieve profitability in a timely manner.

Kevin Fischbeck:	Okay. Do you have a median length of stay and an average length of stay in the quarter?

David Elliot:	Yes. The average length of stay was 115 days, the median length of stay was 34 days. If I back out Indianapolis and Terre Haute, the average length of stay is 110, and the median length of stay is 33.

Kevin Fischbeck:	Okay. It looks like that’s kind of up year-over-year on the median length of stay basis, even excluding the Indiana facility. But you brought your Cap accrual down. I guess — is there something else going on there that —

David Elliot:	Yes, there is something else going on. What it is — you’re right. A year ago our average length of stay was 114, and our median was 31. Our median of 33 this quarter is consistent with the median of last quarter. And what we’re actually doing is, I’ll call it — I’ve used the term before — using a rifled approach. There are programs, potential Cap exposure programs, where we work diligently to call on referral sources for shorter length of stays, but the majority of our programs, and that’s what we’ve been working on for the past two quarters with our DPRs, need to and are beginning to call on referral sources with longer length of stay patients, so we can grow ADC. So, although the median length of stay of 33 days is higher than it was a year ago, I’m much more comfortable with which programs are generating, I’ll call it the longer length of stay patients.

Rick Slager:	Kevin, I’m going to add onto that a little bit. I think given the obvious experience that we’ve had over the last two years with Cap, we’ve obviously learned a whole lot, and that has given us much greater clarity with regards to each of our programs. And as David mentioned, the ability to go now and look at sites that have historically run low length of stays and bring a greater focus to the potential for longer length of stay patients is far more evident across the board. So what that means, in essence, is we will have more programs getting closer to that magical number of 160 days of care, the past that been greatly exceed that Cap number. I mean, what we had before was a handful to about eight, nine programs that we were really concerned about and really tracking and watching.

Now we’re looking at more programs, but the differential is not in the million plus category, it’s are they trending 100,000 up, or 100,000 down, because we’re doing a better job of managing that process. So, I really see the average length of stay,

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which again we don’t look at as closely, obviously, as we look at median, but I see those numbers not really changing terribly dramatically, because we’re getting better as a company at managing the length of stay of numbers at all of our sites.

Kevin Fischbeck:	Okay, that makes sense. Two more quick questions. The 345,000 that you talked about as option expense in the quarter, was that a one-time issue, or is that kind of the run rate as far as stock option [inaudible] going forward?

Jon Steging:	This is Jon. That’s probably our run rate going forward pretty much.

Kevin Fischbeck:	Okay. And then during the comments, you made a couple comments about how you expect to get the Indiana facilities kind of back on track in Q3. What exactly does that mean? Does that mean getting back to a revenue number? Getting back to a profitability number? Can you give us a little bit more detail on that?

David Elliot:	I guess I’ll stay one step at a time, and that is getting, first of all, back to a revenue number. In other words, getting Terre Haute, I’ll call it certified. It means that we can then begin to collect reimbursement for the patients we serve, and then begin to take patients. And from the Indianapolis and Bloomington perspective, getting through the survey means that we have done a good job with all the time we’re spending right now on making sure we’re ready for the survey, and being able to increase, I’ll call it our rate of admissions in Indianapolis/Bloomington means again getting back to a revenue number, and I would like to say back to profitability by the third quarter.

Kevin Fischbeck:	Okay, great. Thanks.

Operator:	Ryan Daniels, your line is open, please. Go ahead with your question.

Ryan Daniels:	Yes, sorry about that, guys. A quick housekeeping question upfront. Can you give me the total patient days for the quarter?

David Elliot:	Yes, excuse me, 488,784.

Ryan Daniels:	Okay, great. And then, David, a couple of quick questions on some of the comments you made regarding the Indiana sites. You mentioned that you expect the surveys to be completed by the end of March. Does that mean that you will have the ability to start beginning at the point that survey completes, or is there then a period thereafter where you still have to wait for approval of the bill?

David Elliot:	If everything goes extremely well and they exit the survey indicating they’re happy with what they found, you could assume relatively quick turnaround, days.

Ryan Daniels:	Okay. And then another question on that, you mentioned on the Indianapolis site, you’ll be taking patients on a case-by-case basis in late February. What do you exactly mean by that? Why a case-by-case basis?

David Elliot:	What I mean by that is, I’ve instructed, as you would expect, in our senior operations management team, goal number one is to make sure we’re ready to

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meet all the preferences of the Indiana State Department of Health, so when they come in from a survey, they find exactly what they want to find as far as survey expectations. So right now, I’ve instructed the team, rather than throwing your doors open and taking patients at Indianapolis/Bloomington, I’d rather you make sure — and this involves training and converting our documentation — focus on that with the understanding that you could begin to take patients, assuming that you have the staffing, who is available and therefore not involved and already have been trained, to take care of those patients.

Rick Slager:	Ryan, I’m not sure we’ve been terribly clear. Indianapolis and Bloomington, we are now able to accept patients and bill for those patients. The only program site at this point that that is not the case is the Terre Haute program. So Indianapolis, it’s more as David said, we’re still with the move of the Bloomington provider number to Indianapolis, and that means to transfer some of the patient documentation and records recertification of number of patients. There are just a number of steps in that, and we want to make sure that’s done correctly and appropriately, because both sites will be surveyed at some point in time, but they are capable and able to take patients and bill for patients today.

Ryan Daniels:	Okay, that’s helpful. And then last quarter, I know you guys accrued for the Medicare Cap for previous years based on the miscalculation at CMS. I think you had some for both 2003 and ‘04. Has there been any more development there to give you guys comfort, whether you’re either going to have to pay that back, or whether that’s unlikely that they’ll come back and try to get that cash from you?

Rick Slager:	Ryan, there have been no further developments since the last Board meeting of NHPCO. There was no discussion and there have not been any further conversations with CMS about that. It is our understanding that it’s — I would say it’s a 50/50 kind of proposition. We took the charge last quarter because it was potentially possible, certainly, that they could. We will know more as obviously this year unfolds. There is a three-year statute of limitations on the ability to go back and change that number. Arguably, that three years comes up, the Medicare year comes to a close this year, although it’s based on the actual billing date, or the actual date that you receive your notification of the amount that’s owed. That can carry forward into the latter part of ‘06 and possibly even into ‘07, but the reality of it is, for the ‘03 accrual — but the reality of that is that — my feeling is that if we get to the September time frame and there is still no word, and we get into October, then it becomes a lot less likely that it will happen.

Ryan Daniels:	Sure, okay. Then last question I had, obviously, in Bush’s budget there is a very small, potential hit to reimbursement rates in ‘07. I think it was 40 basis points. Do you guys have any thoughts on that? Is that something that caught you off guard, given the fact that Congress and CMS and benefit? Were you surprised to see that rate cut potential?

Rick Slager:	No. I guess I look at it as, certainly given what’s going on in Washington, you’ve got to realize that it’s very difficult to kind of select out any one area of focus, and I think actually the 0.4, given what’s happened historically, which has been 3%, 3.7% increase, it’s historically — a 40 basis point reduction, I think it actually is a

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pretty positive sign of CMS’s continuing support of this program. You know, when we look at it from our perspective, that’s still probably reflecting 3% increase year-over-year, and I guess we thought that there was the potential that there was going to be some cut, and I’m just happy that that’s kind of where they’re hanging right now.

Ryan Daniels:	Okay, great. Thanks for that.

Operator:	All right. Thank you, sir. Our next question comes from Darren Lehrich of Deutsche Bank. Please go ahead with you question, sir.

Darren Lehrich:	Hi. Good afternoon, everyone. Just a couple of things here. Maybe one more housekeeping item, and that is if you could just talk a little bit more about the admission growth in the hospital, from the hospital referral sources. I know you’ve talked about that previously. Just get a feel for how that effort is going?

David Elliot:	Darren, this is David. Compared to last quarter — let me restate this. Last quarter, 21% of our admissions came from hospitals; this quarter 23% came from hospitals.

Darren Lehrich:	Great okay. And then are you doing — it sounds like you’ve restructured a number of things operationally and with your marketing program. Is there anything differently that you’re doing with regard to nurse liaisons and how is that progressing?

David Elliot:	Yes, the hospital liaisons is a program we continue. What we’re doing now is identifying where it works well, create I’ll call it the best practices, and make sure those best practices are taken elsewhere to make sure they’re being applied. In other words, I’ll call it increase discipline and accountability from a hospital liaison perspective. That’s also the theme with the restructuring that I described in the prepared comments, is that we’ve got very talented individuals, and I was able to promote three individuals, three of our shining area vice presidents, into bigger, larger roles, while at the same time ensuring that these four individuals, I’ll say, have a smaller scope and therefore a greater focus on their respective regions.

Darren Lehrich:	Okay, that’s good. And then just as it relates to the selling skills program that you described, I guess I just want to get a feel for whether or not you’re going to take people offline over the next couple of quarters to roll that out, you know, if you expect any near term disruption at all from the training there?

David Elliot:	I see it as a slight disruption, and what I’m referring to is the program. It’s a three-day program and I will have all, I’ll say, 130, 140 DPRs trained this quarter, before the end of the quarter.

Darren Lehrich:	Okay. Not at once, though.

David Elliot:	Okay. Thank you for asking. No, this is regional base training.

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Darren Lehrich:	Gotcha. Okay. And then a couple other things here. As it relates to patient care expenses, even after you back out the bonus reversal, which probably is about a 200 basis point impact there on margins. You know, margins definitely improved quite a bit. I just want to get a sense for where exactly the improvements were made, if you can just get into the various expense categories, anything unusual in any of them, or is it really just a productivity issue on the labor side?

Jon Steging:	Darren, this is Jon. Actually, if you factor out the Cap impact on revenue, it will kind of balance out the gross margin to some degree. We still had some gross margin improvement in the quarter. If you compared apples to apples and backed out some of the fourth quarter adjustments we made, you would find, again, the increase was not as dramatic, but it’s better cost control across all of our patient care categories, better productivity from our patient caregivers. It has really driven the gross margin, but Cap is a big factor of it.

Darren Lehrich:	Okay, good. And then, I guess just one more thing on the Utah consolidation. I just want to be clear that — can you just tell us if you had a great number of live discharges there, or how exactly are you consolidating census and going about that process?

David Elliot:	The short answer is very carefully. We’re talking about patients that we care for literally and figuratively. We have been able to continue to care for a great majority of those patients in the programs we consolidated. And for those few patients that resulted in being outside of our area, we have done a very good job of finding them a home with a very capable care provider. But the majority of patients we were able to keep.

Darren Lehrich:	Okay, good. And then just one last thing. Jon, I think you did answer this, but I just want to be absolutely clear. Two cents of options expense per quarter going forward, that 345 was all options expense, nothing else?

Jon Steging:	That’s correct.

Darren Lehrich:	Okay. Thank you.

Operator:	All right. Thank you, sir. Our next question is coming from Kemp Dolliver of SG Cowen. Please go ahead with your question.

Kemp Dolliver:	Thanks and good afternoon. First of all, on the 15 leapfrog sites that you mentioned earlier, the comparison of break-even to 1 million loss, that’s a year-over-year comparison?

David Elliot:	Yes, sir.

Kemp Dolliver:	I guess my question is, over that number of sites, I would have expected a larger absolute change, because it looks like it went from zero to roughly $60,000 per site, which, given the normal ramp-up of a new site or the like, I would expect to have seen a bigger improvement. What’s going on below the surface that’s inhibiting —

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David Elliot:	Kemp, let me correct something first. The million dollar after-tax — well, no, it was pre-tax, actually. The million dollar pre-tax impact of the leapfrog last year were as a group for the year.

Kemp Dolliver:	Okay.

David Elliot:	And now for the quarter, what I’m telling you is that these are leapfrogs as a group are very close to break-even.

Kemp Dolliver:	Okay. So, essentially, the true quarter-over-quarter comp would have been a deeper loss a year ago.

David Elliot:	A year ago, potentially, yes.

Kemp Dolliver:	Okay. Okay, that makes a lot more sense then. Secondly, you mentioned at the end of January that your census has declined from the average for the quarter, and I assume this is mainly the challenges in Indiana just not yet settling out?

David Elliot:	Yes, both Indiana and Utah.

Kemp Dolliver:	Okay, right. I guess in terms of the Utah consolidation, how long are you giving locations to come up to snuff before making a decision, because some of these issues, I’m sure, have been around for a while, and you’ve been in place to have time to evaluate everything.

David Elliot:	Yes. And for that reason, that leads to my question. I am much more comfortable with my operations management team being as comfortable and making the call much more quickly now based on our understanding of the business, and I’ll call it the market potential for the program we’re looking at, as well as the trends we’ve seen for our specific program, a long-winded way of saying we’ll do it quickly when we see the need.

Kemp Dolliver:	Right. And what percentage of the business would you say is where it needs to be, and what percentage is lagging? Whether it’s census, or sites, or revenue, I mean, the fact that you’re making the consolidation decisions, I think, is very significant strategically.

David Elliot:	One way to look at it is, you know, when I sent out a notice on our, for example, first quarter performance, I sent out 24 “attaboys,” and 24 “what are you going to do to get it back on track,” and that’s not a convenient number; that’s literally the number. That will just give you a feel of, you know, what programs I think are doing very well, to the point where I think they deserve recognition, and what I’m doing with the other 24.

Kemp Dolliver:	Okay. That’s helpful. Final question is, what was the rate per day in the quarter?

David Elliot:	I’m looking at it right now. Yes, $122.09.

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Kemp Dolliver:	Okay, super. Thanks a lot.

Operator:	Thank you, sir. Our next question is coming from Eric Bircher of Thomas Weisel Partners. Please go ahead.

Eric Bircher:	Thank you. Given that you got notification on the Emory-based IPU today, could we talk a little bit about what the timing is for benefit from that, and what your ideal reaching profitability will be, given that you have a pretty strong partner there?

David Elliot:	Our plan calls for about, I’ll call it break-even, within seven to eight months of opening the IPU. We expect immediate benefit not only from being able to take care of patients who need the, I’ll call it inpatient service, but also additional benefit in further strengthening our relationship with Emory. Immediate benefit and a seven- to eight-month break-even.

Eric Bircher:	Okay. And when you open an IPU, these tend to be fairly large markets; is there a correlation between IPUs and reducing Cap?

David Elliot:	Yes, there is a strong relation between Cap mitigation and IPUs. As you would expect, you’re able to take care of patients who typically have a much shorter length of stay.

Eric Bircher:	So these aren’t necessarily because they’re large markets, markets that don’t have Cap, they could be?

David Elliot:	IPU has two benefits: One if you position them well, that they partner; and two, if you have a potential for Cap, you definitely are beginning to address it as well.

Eric Bircher:	Okay. And then just a small question on Sarbanes-Oxley, those expenses were increasing last quarter and this. What’s your outlook there?

Jon Steging:	The outlook for fiscal year ‘06?

Eric Bircher:	Yes.

Jon Steging:	Well, industry publications are telling us that the cost could be anywhere from 60 to 75% in year two. The direction we’ve gotten from our audit firm is that the expenses will probably be in the 50 to 70% range of the prior year.

Eric Bircher:	Okay. Thank you.

Operator:	Thank you, sir. Our next question is coming from Matthew Ripperger of Citigroup. Please go ahead, sir.

Matthew Ripperger:	Hi. Thanks very much. Just a couple of questions, and the first one is just sort of following up on a previous one, which is, you know, your patient care costs did improve nicely from the fourth quarter to the first quarter. By my math, it looks like it was down about 12%, your ADC declined about 2%. So I guess point one

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is, can you provide any more specificity as to what really contributed to that decrease in patient care cost? And then, secondly, is this a sustainable level going forward?

David Elliot:	Just thinking for a minute here. Certainly, part of the issue was, as we’ve kind of gone through the last couple of quarters and started up the leapfrogs since we started up, when you initially open those, you have a very, very high number of — you’ve got a very high, I guess labor component to that. As you begin to get to the break-even number, and obviously with the number we had, 15 of those being leapfrogs, we now are starting to see those hit profitability and so the staffing of those is more in line with what you would expect. So I would say a big component of that whole issue has been becoming more efficient as the startup sites.

Matthew Ripperger:	But is the staffing actually declining, because the aggregate cost is declining sequentially.

David Elliot:	Yes. I’d have to look at that to see if — the total dollars are decreasing is your point?

Matthew Ripperger:	Yes. It was 41 million in the last quarter, and 36 million this quarter.

David Elliot:	We’ll have to get Jon to do up, I’ll call it a flushing out of one-time charges and the impact of Cap to get greater visibility.

Matthew Ripperger:	But I guess my more pertinent question is, is the 36 million patient care costs going to grow in line with ADC growth going forward, or is that unusually understated?

Jon Steging:	It’s going to probably stay pretty much in line as a percent of revenue. In the first quarter, though, we did have a couple of reductions in expense that were kind of extraordinary. One was the healthcare accrual adjustment we mentioned, and there were a couple other smaller adjustments that did reduce the expense in the first quarter. But again, as a percent of revenue, I would expect it to stay pretty close in line.

Matthew Ripperger:	Okay, great. The second question is, if you could break out the percent of revenue from inpatient continuous and routine in the quarter, and maybe give a sense of how that could look by the end of the year?

David Elliot:	Last quarter, routine was 95.4%, GIP was 3.7, continuous care was 0.7, and respite was 0.2. This quarter, routine 94.7, GIP 4.5, and that was to one of your points about increased revenue and cost as a percent of revenue, continuous care 0.6%, and respite 0.2.

Matthew Ripperger:	And if you’d be willing to sort of, given your IP growth in particular, where would you project those numbers to be by the end of the fiscal year?

David Elliot:	I’m not ready to make that projection yet.

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Matthew Ripperger:	Okay, but it’s fair to say that the inpatient business should probably be a higher percent?

David Elliot:	Yes, absolutely.

Matthew Ripperger:	Okay. And then the last question is, you mentioned that you expect to have an operating loss in the second quarter. I just wanted to see if you could help bridge the transition from first and second quarter, and help us just understand what specifically can contribute to that sequential drop in operating profit?

David Elliot:	The biggest bridge is Indiana, and I’ll let you do the calculations. But if Indiana had an after-tax impact of negative $600,000, and we only experienced, I’ll call it half the impact, because reimbursement stopped November 15, you can assume what the full impact is going to be on our earnings.

Matthew Ripperger:	It’s more than double then?

David Elliot:	That would be a fair assumption.

Matthew Ripperger:	All right, great. Thanks very much.

Operator:	All right. Thank you, sir. Our next question is coming from Jim Lane with North Star Investments. Please go ahead.

Jim Lane:	Hi. Thank you. Just a couple of follow-ons to Matt’s questions. If we look at Indiana in isolation, there’s about a $1.8 million after-tax swing, if we look at the fiscal first quarter of this year versus the fiscal first quarter of last year; is that correct?

David Elliot:	That is correct.

Jim Lane:	Is there any kind of seasonality that’s favorable in that period of time? I guess what I’m trying to go to is the overall potential earnings power of the Company, because it suggests that that swing alone is in the 40 to 45-cent per share range.

David Elliot:	Well, we’re comparing the same quarter to the same quarter, so there is no seasonality there, but, yes, there is seasonality, slight seasonality from first quarter to second quarter. In other words, the holiday period, the quarter we’re in right now, implying that admissions typically are slightly lower in the first quarter.

Jim Lane.	Okay, okay. So the impact of getting Indiana back on track could actually be greater than that year-over-year comparison.

David Elliot:	That is correct.

Jim Lane:	Okay. And then to the follow-on question about the fiscal second quarter, would it be fair to say with the exception of getting a full impact of Indiana for a full quarter — or Indianapolis, that is — would you say on balance the rest of the business you would expect to get more profitable in the March quarter?

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David Elliot:	I would expect so, yes.

Jim Lane:	Okay. And then two last quick ones. One, could you give us an update on the CFO situation, and then secondly, obviously you’ve gone through some significant Cap accrual experience in the last year, year and a half. I’m wondering you could comment on the general marketplace, maybe the smaller, nonpublic, not-for-profit players I would imagine are going through the same types of issues. Does that create any opportunities to absorb the programs where those players might not be in a position to get their arms around the way it seems that you all have? Thanks.

Rick Slager:	I’ll kick off on the CFO side — this is Rick — and then Dave can certainly come in on what’s happening with the rest of the market with regards to Cap, which, by the way, is fairly significant. We’re seeing some pretty dramatic increase in the number of companies that are running into this Cap exposure.

On the CFO front, obviously, we’ve gone through a very extensive search. Obviously, the search has not been completed or we would have announced something. We do feel that we’re close on a couple of fronts. We’ve seen some very good candidates here recently. I will say that we’re going to continue our search, and as soon as we have news, we’ll certainly bring it to the street. As I said at the last call and I’ll say it again, we feel that Jon has done a really excellent job in holding our fort in place during this process, but we may end up even in the interim period even bringing in an interim CFO, if we feel that’s — if it’s not going quickly here soon. But, quite honestly, I’m very hopeful that in the very near future we’ll be announcing the CFO candidate.

David Elliot:	Jim, with regard to Cap, I’ll share some data that we received from our fiscal intermediary, Palmetto, with the understanding that the data I’m going to share with you, we can potentially change and the fiscal intermediary goes back retroactively and seeks, I’ll call it Cap repayment. But in 2002, twenty-one providers, or 3% of all the providers served by Palmetto, which is one of four fiscal intermediaries, had a Cap exposure of about $18.7 million. In 2003, that grew to 74 providers that had a Cap exposure for about 9.9% of the Palmetto providers, for a total of $57.8 million, and in 2004, the most current data available, 123 providers, about 15% of the total providers served by Palmetto had a cap exposure of $94.6 million. While I cannot segment that for you by for-profit or not-for-profit or size, I can certainly tell you the number of programs that are experiencing Cap has dramatically increased over the past three years.

Rick Slager:	It certainly does not incorporate the changes in the Cap amount for ‘03 and ‘04 that we have accrued for ourselves.

Jim Lane:	Okay. Thank you.

Operator:	Thank you, sir. Our next question is coming from — actually, ladies and gentlemen, if there are any additional questions at this time, please press the star key, followed by the one. Do remember if you are on speaker equipment, you

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need to lift the handset. Our next question is coming from Eric Gommel of Stifel Nicolaus. Please go ahead.

Eric Gommel:	Yes. Thanks for taking my call — my questions. Can you give me the percentage of patient days you did this quarter from nursing home, patients that are based in nursing homes maybe versus last quarter, and versus the year-over-year basis?

David Elliot:	We break it out between, I’ll call it home-based care and long-term care facilities. I don’t have any greater segmentation at this point. But last quarter, 59.2% were, I’ll call it home-based, 40.8% were long-term care facilities, and this quarter it was 59.9% and 40.1%.

Eric Gommel:	And then my question, you discussed hiring what looks like some additional corporate level staff, promoting some people to regional levels. Are we expected to see a greater, I guess corporate level cost from these additional hires or promotions? If you could just expand a little bit on how that will impact your margin going forward, and maybe where I would see that reflected in the income statement?

David Elliot:	Well, first of all, Dr. Cote and our VP of Patient Care Services, and our VP of Sales and Marketing would fall into our general SG&A. And then the three candidates that I promoted into these roles — again, these weren’t headcount adds, but they were promotions, where I actually further segmented, I’ll call it the United States into four regions. Those would fall into, I’ll call it the Operations component.

Eric Gommel:	But we’re not going to see additional costs there; these are just — if you’re not hiring additional staff, you’re just making internal promotions, so there’s no negative impact here?

David Elliot:	Generally speaking, yes, other than the budgeted plan for addition of the CMO.

Eric Gommel:	Okay. Thank you.

Operator:	All right. Thank you sir. Next up we have a follow-up question from Frank Morgan of Jeffries and Company. Please go ahead.

Frank Morgan:	Yes. I was curious on the G&A, could you break out, like, what percentage of that is total actual corporate G&A versus maybe some allocations of some regional and other costs? Thank you.

Jon Steging:	This is Jon, Frank. We don’t break that kind of detail out between home office SG&A and field SG&A.

David Elliot:	We haven’t done it historically on the call.

Frank Morgan:	Okay. Thank you.

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Operator:	Okay. Gentlemen, there are no further questions at this time. Please continue with any closing comments.

Rick Slager:	Thanks, everybody, for again being on the call and joining us this afternoon. As I said at the start of the call, we’re pretty encouraged. We’re starting to see that the actions that we’ve taken are starting to bear fruit. We are a little cautious about this quarter just given the full impact of Indiana. Hopefully, we can find out — get up and going in those centers earlier than the end of the month — end of the quarter, and certainly if that’s the case, we’ll let you know. But we do see that we’re on track and look forward to talking to you next quarter. Thanks for being on the call.

Operator:	Thank you, ladies and gentlemen. This concludes the VistaCare First Quarter 2006 Earnings Conference Call. If you would like to listen to a replay of today’s conference in its entirety, please dial 1-800-405-2236 in the U.S. Overseas callers may use 303-590-3000. On either number you may use the access code 11051231. Those numbers again, 800-405-2236, or 303-590-3000, using the access code 11051231. Thank you for using ACT Teleconferencing. You may now disconnect. Have a very pleasant day.

END

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